UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 26, 2007

Tradequest International, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-03296	64-0440887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 Brickell Avenue, 9th Floor, Miami, Florida 33131

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:   (305) 377-2110

not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02	Unregistered Sales of Equity Securities.

On September 26, 2007, Tradequest International, Inc. completed an additional sale of $300,000 principal amount 6% callable secured convertible notes to three accredited investors in a private placement exempt from registration under the Securities Act of 1933. In the transaction we issued the purchasers common stock purchase warrants to purchase 10,000,000 shares of our common stock at an exercise price of $0.40 per share. This transaction represents an additional purchase of notes by two of the same investors as well as the purchase by a third investor which is an affiliate of a prior investor that purchased an aggregate of $1,780,000 principal amount callable 6% secured convertible notes issued and sold by us in May 2006 and May 2007. The notes, which are secured by all of our assets, are convertible at a variable conversion price equal to 50% of the average of the lowest three trading prices of our common stock during the 20 trading day period ending one day before the notice of conversion. The terms of the securities purchase agreement, notes, warrants and registration rights agreement are identical to those issued in the prior two transactions. We paid a finder’s fee of $28,000 and the investors retained $20,000 of the proceeds as reimbursement for their fees in the transaction. We are using the net proceeds for working capital purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tradequest International, Inc.

Dated: October 24, 2007	By: /s/ Luis Alvarez
Luis Alvarez, Chairman of the Board and Chief Executive Officer